Exhibit 10.3

PURCHASE AND SALE AGREEMENT

between

FOUNTAIN PONDS, LLC,

SELLER,

and

BRESLER & REINER, INC.

PURCHASER

Premises:

The Fountains at Waterford Lakes

12010 Fountainbrook Boulevard

Orlando, Florida

                                         , 2003

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the day of June 2003 by and between FOUNTAIN PONDS, LLC, a Delaware limited liability company (the “Seller”), and Bresler & Reiner, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner and holder of the fee simple estate in that certain plot, piece and parcel of land (the “Land”) located at 12010 Fountainbrook Boulevard, Orlando, Florida and more particularly described in Schedule B annexed hereto, together with the buildings and all other improvements (collectively, the “Building”) located on the Land, collectively known as The Fountains at Waterford Lakes. (the Building and the Land are hereinafter sometimes collectively referred to as the “Premises”).

WHEREAS, Seller desires to cause the sale, assignment and transfer of its interests in and to the Property (as hereinafter defined) to Purchaser, in accordance with the terms and provisions of this Agreement, and Purchaser desires to purchase the Property from Seller upon the terms and provisions more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. DEFINTIONS.

When used in this Agreement, the capitalized terms shall have the meanings as indicated on Schedule A attached hereto.

2. PURCHASE AND SALE.

(a) On the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement (i) the Premises, (ii) all of Seller’s right, title and interest in, to and under the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible and intangible personal property located at the Premises or used or intended to be used in connection with the operation thereof (the “Personalty”), (iii) all of Seller’s right, title and interest in, to and under the warranties, permits, licenses, certificates of occupancy, and approvals relating to the Premises, (iv) all of Seller’s right, title and interest in, to and under all the leases, licenses and other occupancy agreements demising space at the Premises (collectively, together with any amendments or modifications thereto, the “Leases”), which are then in effect on the Closing Date, together with any unapplied security deposited by the tenants thereunder, (v) all of Seller’s right, title and interest in, to and under the service, maintenance, supply and other contracts relating to the operation, maintenance and construction of the Premises (together with any amendments or modifications thereto, the “Contracts”), (vi) all of Seller’s right, title and interest in, to and under the architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Premises, (vii) all of Seller’s right, title and interest in, to and under any easements and rights-of-way affecting the Premises, and (viii) all of Seller’s right, title and interest in and to general intangibles relating to the Premises, including the use of the name “The

Fountains at Waterford Lakes” and the telephone and fax machine numbers currently in use at the Premises. The items described in clauses (i) through (viii) above shall be referred to herein collectively as the “Property.”

(b) Seller and Purchaser acknowledge and agree that the value of the Personalty that is included in the transaction contemplated by this Agreement is de minimis, and no part of the Purchase Price (defined below) is allocable thereto.

3. PURCHASE PRICE; DEPOSIT.

(a) The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is THIRTY-FIVE MILLION TWO HUNDRED AND FIFTY THOUSAND and 00/100 DOLLARS ($35,250,000.00) subject to apportionment as provided in Section 8 below, which shall be payable as follows:

(i) Within two (2) business days after the date on which the last of Seller or Purchaser (hereafter, the “date hereof”) shall have executed this Agreement, Purchaser shall deliver to Baker & Hostetler LLP, 200 South Orange Avenue, Suntrust Center, Suite 2300, P.0. Box 112, Orlando, Florida 32802, Attention: Karen Stedronsky, Esq., as escrow agent (the “Escrow Agent”), the sum of TWO HUNDRED AND FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00) (the “Initial Deposit”), by wire transfer of immediately available funds to the Escrow Account (defined below).

(ii) If Purchaser does not elect to terminate this Agreement in accordance with Section 4(h) below, Purchaser shall deliver to Escrow Agent, on or before 5:00 p.m. (Eastern Time) on the day that is one (1) business day after the Due Diligence Expiration Date (as defined below) (as to which date and time, TIME SHALL BE OF THE ESSENCE) an additional deposit equal to TWO HUNDRED AND FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00) (the “Additional Deposit”), by wire transfer of immediately available funds to the Escrow Account (defined below). The Initial Deposit and the Additional Deposit (if any), plus any interest accrued thereunder shall together constitute the “Deposit.”

(iii) Subject to the provisions of Section 24 herein, at Closing, Purchaser shall assume the Existing Indebtedness (as defined in Section 24 herein).

(iv) At Closing, (A) the Deposit shall be paid to Seller by Escrow Agent and (B) Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit less the Existing Indebtedness), to Seller, as adjusted, if necessary, pursuant to Section 8 hereof.

(b) The Deposit shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of Section 5 hereof.

4. RIGHTS OF INSPECTION, CONDITION OF PROPERTY, AND CONFIDENTIALITY.

(a) Purchaser shall have the right to inspect the Property, and the books, records and operations of Seller related thereto, prior to Closing in accordance with the terms of this Section 4. Notwithstanding the foregoing, Purchaser agrees to accept the Property “AS IS” and “WITH ALL FAULTS” on the date hereof, subject to (i) reasonable use, wear and tear, and any other changes to the condition of the Property not caused by an act or omission of Seller or Seller Related Parties (which act or omission violates the express terms of this Agreement), between the date hereof and the Closing Date, (ii) damage by fire or other casualty or condemnation between the date hereof and the Closing Date which will be treated in accordance with the terms and provisions of Sections 14 and 15 hereof, and (iii) all other applicable provisions of this Agreement, including Purchaser’s right to terminate this Agreement pursuant to Section 4(h) herein.

(b) Seller shall make, or cause to be made, available to Purchaser copies of the documents listed on Schedule C attached hereto, and Seller shall permit Purchaser and Purchaser’s Representatives (defined below) to examine and audit the same and to make copies of same.

(c) Subject to the rights of tenants under the Leases and the other provisions of this Section 4, Purchaser, at its sole cost and expense, may at reasonable times upon one (1) business day’s prior written notice to Seller, cause the Premises and all utility and service systems thereon to be inspected by such Purchaser Representatives (defined below), as Purchaser may designate.

(d) In conducting the inspection of the Premises, neither Purchaser nor any of Purchaser’s agents, employees, attorneys, accountants, consultants, advisors, lenders, investors, inspectors, appraisers, engineers, contractors, experts, partners and officers (collectively, “Purchaser’s Representatives”) shall (a) contact or have any discussions with any of Seller’s employees (if any), Seller’s management company’s employees, tenants at, or contractors providing services to, the Premises, unless (i) Purchaser shall give Seller’s agents, Mr. Jeff Tabor or Ms. Heather Mutterperl, at least two (2) business days written notice of such interview, and (ii) Seller’s designated representative shall have the right to be present at all times during such interviews; (b) interfere with the business of Seller conducted at the Premises; (c) damage the Premises or any portion thereof; or (d) contact any governmental agencies regarding this Agreement, the Property (other than to perform customary title searches, violation searches and zoning investigations and/or other customary due diligence). In conducting any inspection, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, all other terms, covenants and conditions of this Agreement. Seller may, from time to time, establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller and shall give Seller at least two (2) business days’ prior written notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection. Purchaser agrees to pay to Seller on demand, the cost of repairing and restoring any damage or disturbance which Purchaser or, Purchaser’s Representatives shall cause to the Premises or any portion thereof, provided, however, if Seller in its reasonable discretion believes that the damage does not require immediate repair, Seller shall not repair such damage prior to Closing, and shall instead convey the Premises to Purchaser subject to such damage; provided that if the Closing does not occur for any reason, then Purchaser shall still be responsible for such payment. If Seller demands payment for any damage to the Premises; Seller shall use such payment to repair said damage and return the unused portion thereof to Purchaser. Seller agrees to use commercially reasonable efforts to cooperate with Purchaser in order to facilitate Purchaser’s inspection hereunder.

(e) Upon receipt by Purchaser or Purchaser’s Representatives, Purchaser agrees to promptly deliver to Seller copies of any and all reports, studies, environmental audits, environmental assessments, or other documents or information prepared by third parties (i.e., not internal reports or reports of counsel to Purchaser) for Purchaser or obtained by Purchaser or Purchaser’s Representatives with respect to the Property, which reports, tests, studies, audits, assessments and other documents shall be addressed to both Seller and Purchaser, at no cost or expense to Seller; it being agreed that all such documents, reports and information shall become the exclusive property of Seller immediately upon the termination of this Agreement (if any). All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection of the Premises and its other due diligence shall be at the sole expense of Purchaser. Purchaser and Purchaser’s Representatives shall obtain and maintain insurance from creditworthy companies as required by Seller and upon request of Seller, provide written evidence of same. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling, or any other invasive testing, in or on the Premises in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller (which consent may be granted or denied in Seller’s sole and absolute discretion). The provisions of this Section 4(e) shall survive the Closing and the delivery of the deed or any termination of this Agreement.

(f) Purchaser acknowledges and agrees that, other than any publicly available information or information that Purchaser has obtained from third parties and not from Seller, or any Seller Related Parties, any and all of the information, reports, agreements, contracts, projections, studies, audits, assessments, documents, financial statements and analysis of any kind or nature which is delivered to Purchaser by, or at the direction of Seller, or any of its agents or affiliates or prepared by, or for Purchaser or Purchaser’s Representatives, or otherwise derived in connection with Purchaser’s or Purchaser’s Representatives’ inspection of the Property, or activities at the Premises, is proprietary and confidential in nature (the “Confidential Information”) and will be delivered to and/or commissioned by Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose the contents of the Confidential Information to any party outside of Purchaser’s organization or Purchaser’s Representatives. Purchaser further agrees that within its organization, or as to Purchaser’s Representatives, the Confidential Information may be disclosed and exhibited to those persons within Purchaser’s organization or to those Purchaser’s Representatives who are responsible for determining the feasibility of the purchase and sale transaction contemplated hereby Purchaser’s obligations under this Section 4(f) shall be subject to Purchaser’s and/or Purchaser’s Representatives obligation to make disclosures required by Law, provided that Purchaser shall notify Seller prior to making any such disclosures. In permitting the Purchaser and the Purchaser’s Representatives to review the Confidential Information. Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and Purchaser’s Representatives, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Purchaser shall return to

Seller all originals and all copies of the Confidential Information (including, without limitation, any materials prepared by Purchaser or Purchaser’s Representatives incorporating the Confidential Information) on the first to occur of (i) such time as Purchaser determines that it shall not purchase the Property, or (ii) such time as this Agreement is terminated for any reason. Seller acknowledges and agrees that any and all information relating to the transactions contemplated under this Agreement or relating to Purchaser or Purchaser’s business, other than such information which is publicly available or which Seller obtained from third parties and not from Purchaser, or Purchaser’s affiliates or agents is confidential in nature (“Purchaser’s Confidential Information” ), and Seller agrees not to disclose any of Purchaser’s Confidential Information to any party outside of Seller’s organization, any agent and any affiliate of Seller. The provisions of this Section 4(f) shall survive the Closing and the delivery of the deed or any termination of this Agreement.

(g) Purchaser agrees to indemnify and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, attorneys, accountants, consultants and any successors or assigns of the foregoing (collectively with Seller, the “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to reasonable attorneys’ fees, court costs and disbursements) incurred by any of Seller’s Related Parties, to the extent they relate to, arise out of or are the result of (i) Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of the Property, or any tests, inspections or other due diligence conducted pursuant to this Agreement, and/or (ii) the breach by Purchaser or Purchaser’s Representatives of the confidentiality requirements and inspection obligations described in this Section 4. Seller agrees to indemnify and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, attorneys, accountants, consultants and any successors or assigns of the foregoing (collectively with Purchaser, the “Purchaser Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements, including without limitation, those incurred in all bankruptcy and probate proceedings) incurred by any of Purchaser’s Related Parties, to the extent they relate to, arise out of or are the result of the breach by Seller of the confidentiality requirements described in this Section 4. The provisions of this Section 4(g) shall survive the Closing and the delivery of the deed or any termination of this Agreement.

(h) Purchaser shall have the absolute right to terminate this Agreement by giving written notice (the “Termination Notice”) to Seller, at the address set forth in Section 20 hereof on or before 5:00 p.m. (Eastern Time) on July 7, 2003, (the “Due Diligence Expiration Date”) (as to which date and time, TIME SHALL BE OF THE ESSENCE), whereupon (i) this Agreement shall be terminated, the parties hereto shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which expressly survive the termination of this Agreement); (ii) the Deposit (less any amounts payable to Seller or Seller Related Parties pursuant to Section 4(d), and/or Section 4(g) herein) shall be returned to Purchaser; and (iii) Purchaser shall immediately return and/or deliver to Seller all due diligence materials delivered by Seller and/or third party reports obtained by Purchaser or Purchaser’s Representatives pursuant to Section 4(d) above. If Purchaser does not elect to terminate this Agreement in accordance with the preceding sentence, then the Deposit shall be deemed non-refundable to Purchaser unless the Closing does not occur due to a default by Seller or a failure of a condition to Purchaser’s obligation to close as provided for in Section 11 hereof.

5. ESCROW AGENT; ESCROW PROVISIONS.

(a) Upon receipt by Escrow Agent of the Deposit and subject to clearance, Escrow Agent shall cause the same to be deposited into an interest bearing account at an institution selected by Escrow Agent and jointly approved by Seller and Purchaser (the “Escrow Account”) (it being agreed that Escrow Agent shall not be liable for the amount of interest which accrues thereon). Any interest earned on the Deposit shall be delivered by Escrow Agent to the party entitled to receive the Deposit at Closing (and if the Deposit is delivered to Seller at Closing, such interest shall be applied toward the Purchase Price) or upon termination of this Agreement in accordance with the terms hereof. The party receiving the Deposit shall pay any income taxes payable thereon, unless the Deposit is delivered to Seller at Closing and applied toward the Purchase Price, in which case, such interest shall be reported as income of, and such income taxes shall be paid by, Purchaser.

(b) Escrow Agent shall acknowledge receipt of the Deposit and agrees to hold the Deposit in the Escrow Account pursuant to the provisions of this Agreement for application in accordance with the provisions hereof, upon the following terms:

(i) Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act, Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Agreement hereinafter referred to and except for joint instructions given to Escrow Agent by Seller and Purchaser relating to the Deposit, Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(ii) In its capacity as Escrow Agent, Escrow Agent shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and reasonably believed by Escrow Agent to have been signed by the proper person. Escrow Agent may assume that any person purporting to give any notice hereunder has been duly authorized to do so. Escrow Agent is acting as a stakeholder only with respect to the Deposit. Promptly after the receipt by Escrow Agent of (a) notice of any demand by either party claiming that it is entitled to the Deposit or (b) any other claim or the commencement of any action, suit or proceeding by either party, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, send a copy of such notice to the other party and inform the other party of such claim; but the failure by Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to Escrow Agent hereunder. If Escrow Agent shall receive written notice from either party within ten (10) business days after receipt by Escrow Agent of such notice instructing Escrow Agent to not deliver the Deposit to the other party or to otherwise hold the Deposit, or if for any reason there is any dispute or uncertainty concerning any action to be taken hereunder, Escrow Agent shall take no action and shall continue to hold the Deposit until it has received instructions in writing concurred to by Seller and Purchaser or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or such order. In addition, if Escrow Agent is in doubt as to its duties or liabilities under this Agreement, Escrow Agent may deposit escrowed sums with a clerk of court for Orange County, Florida and bring an interpleader action.

(iii) It is understood and agreed that the duties of Escrow Agent are purely ministerial in nature. Escrow Agent shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or gross negligence. Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent .jurisdiction, or a writing delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

(iv) Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

(v) Except in connection with Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all expenses or loss suffered by Escrow Agent (as Escrow Agent), including reasonable attorneys’ fees and costs, including without limitation those incurred in all bankruptcy and probate proceedings, in connection with any dispute, action, suit or other proceeding involving any claim, which arises out of or relates to this Agreement, the services of Escrow Agent hereunder or the monies held by it hereunder, including without limitation any interpleader action. All such amounts may be deducted from the escrowed funds.

(vi) From time to time on and after the date hereof. Seller and Purchaser shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(vii) Escrow Agent may resign at any time as Escrow Agent hereunder upon giving five (5) days’ prior written notice to that effect to both Seller and Purchaser. In such event, the successor Escrow Agent shall be a nationally recognized title insurance company or other person acceptable to both Seller and Purchaser. Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Deposit held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed, provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or deposited into the registry of the court and interpleaded or until directed by a final order or Judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order; provided further, however, that such Escrow Agent, in such event, shall deliver the Deposit against receipt, to any bank or trust company or title insurance company operating in Florida selected by such party. If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as Escrow Agent may apply to any court of competent Jurisdiction for the appointment of a successor Escrow Agent.

(viii) Nothing in this Agreement shall prohibit Escrow Agent from representing Purchaser in the event of a dispute.

(ix) This entire Section 5 shall survive the expiration or termination of this Agreement, including Closing and the delivery of the deed.

6. STATUS OF THE TITLE.

(a) Subject to the terms and provisions of this Agreement, the Premises shall be sold, assigned and conveyed to Purchaser, and Purchaser shall accept same, subject to the following (collectively, the “Permitted Encumbrances”):

(i) Property Taxes (as hereinafter defined) which are a lien but not yet due and payable;

(ii) any installment not yet due and payable of assessments affecting the Premises or any portion thereof;

(iii) any laws, rules, regulations, statutes, ordinances, orders, other legal requirements affecting the Property, including, without limitation, those relating to zoning and land use;

(iv) all violations of laws, rules, regulations, statutes, ordinances, orders or requirements, now or hereafter issued or noted;

(v) any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes, and other fixtures and facilities in, over, under and upon the Premises;

(vi) rights and interests held by tenants under the Leases in effect at Closing; and

(vii) the Existing Indebtedness.

7. TITLE INSURANCE; LIENS.

(a) (i) The parties acknowledge and agree that Seller shall promptly deliver to Purchaser a copy of the owner’s title policy issued by Chicago Title Insurance Company, Policy No. FL 1002 106 01782 (the “Title Policy”) and that certain survey of the Premises prepared by Leading Edge Land Services, dated December 20, 2002 relating to the Premises (the “Existing Survey”). Within two (2) business days after the date hereof Purchaser shall order, at the expense of the Purchaser, (A) an updated title commitment for an owner’s policy of title insurance (the “Commitment”) from Baker & Hostetler LLP as agent for Chicago Title Insurance Company (the “Title Company”), and (B) an update to the Existing Survey (the “Updated Survey”). On or prior to the earlier to occur of (x) ten (10) days after receipt of the Commitment and (y) the Due Diligence Expiration Date (the “Objection Period”), TIME BEING OF THE ESSENCE, Purchaser or Purchaser’s attorneys shall deliver, to Seller and/or Seller’s attorneys, written notice of Purchaser’s objections (the “Title Objections”) to any survey matters, and to any liens, encumbrances or other title exceptions revealed by the Commitment which do not constitute Permitted Encumbrances. If Purchaser or Purchaser’s attorneys do not deliver any such objection notice within the Objection Period, Purchaser shall be deemed to have waived its right to object to any liens, encumbrances or other title exceptions appearing on such Commitment or any Updated Survey (and the same shall not constitute Title Objections and shall be deemed Permitted Encumbrances); provided however, that Purchaser shall have the right to object by delivery of written notice to Seller and Seller’s attorneys, on or prior to the earlier of (i) five (5) days after receipt of a new exception or encumbrance (which is not a Permitted Encumbrance, and which was not revealed by the initial Commitment), and (ii) the Closing Date, to any item that becomes of record after the date of the Commitment and which would not otherwise be a Permitted Encumbrance. Notwithstanding the foregoing, Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Title Objections but shall be deemed Permitted Encumbrances) (1) over which the Title Company is willing to insure (without additional cost to Purchaser), (2) against which the Title Company is willing to provide affirmative insurance (without additional cost to Purchaser), or (3) which will be extinguished upon the transfer of the Property to Purchaser (collectively, the “Non-Objectionable Encumbrances”).

(ii) Except as set forth in this Section 7(a)(ii), it is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections or to otherwise cause title in the Premises to be in accordance with the terms of this

Agreement on the Closing Date. In the event Seller notifies Purchaser that Seller is unable or unwilling to cure any of the Title Objections (“Seller’s Response Notice”), then Purchaser shall notify Seller of its intention to either terminate this Agreement, or proceed to Closing and accept title to Premises subject to the Title Objections, without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title Objections. In the event Purchaser fails to notify Seller of its intention to either terminate or close over such Title Objections within three business (3) days following receipt by Purchaser of Seller’s Response Notice, then Purchaser shall be deemed to have elected to close the transactions contemplated hereunder, subject to the Title Objections (without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title Objections).

(iii) Notwithstanding the foregoing, Seller shall be obligated to remove (i) all mortgages (other than any mortgage securing or evidencing the Existing Indebtedness) affecting the Premises which were created by Seller (“Mortgages”), and (ii) all mechanics liens and all judgment liens affecting the Premises, other than those created by any tenants at the Premises (collectively, “Monetary Liens”). Provided, however, that Seller shall not have the obligation to remove any of such Monetary Liens unless (x) such Monetary Lien is an ascertainable, fixed amount, and the cost of removing same shall not exceed an aggregate amount of $50,000 (the “Monetary Lien Cap Amount”) together with all other Monetary Liens and (y) such Monetary Lien can be removed by bonding over same. If Seller is required to remove a Mortgage or Monetary Lien pursuant to the terms of this Agreement, Seller shall be entitled to postpone the Closing for a period of thirty (30) days in order to endeavor to remove such Mortgage or Monetary Lien. Notwithstanding the foregoing, if the Title Company is willing to insure over such Mortgage or Monetary Lien (without additional cost to Purchaser) by either providing for an indemnity or an escrow, then Seller shall not be required to remove such Monetary Lien. If a Monetary Lien can be removed by bonding over same but Seller elects not to remove any of such Mortgage or Monetary Lien(s) because the cost of removing same, or the associated liability to the bonding company, plus the cost of obtaining the bond exceeds the Monetary Lien Cap Amount, then Purchaser may, at Purchaser’s sole discretion, proceed to the Closing and accept payment of up to the Monetary Lien Cap Amount (but without any other modifications to this Agreement) or terminate this Agreement upon five (5) business days prior written notice and receive a refund of the Deposit. If the cost of removing any Monetary Lien(s), in the aggregate, is less than the Monetary Lien Cap Amount, Seller shall, at its sole option, either remove such item or pay to Purchaser an amount equal to the reasonable cost to remove same (up to the Monetary Lien Cap).

(iv) Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date (as hereinafter defined), unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, upon prior notice (“Title Cure Notice”) to Purchaser, adjourn the Scheduled Closing Date for a period not to exceed thirty (30) days (“Title Cure Period”), in order to attempt to eliminate such exceptions.

(b) In no event shall any lien, encumbrance or other exception arising as a result of any act or omission of Purchaser or anyone acting on behalf of Purchaser be deemed a Title Objection.

8. APPORTIONMENTS

(a) The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”), such that Purchaser shall be treated as the owner of the Property for purposes of prorations of income and expenses, on and after the day of Closing:

(i) except for non-refundable fees, and the non-refundable portion of similar deposits (cleaning fees, security deposits, and the like), all fixed rents (“Fixed Rents”), together with any operating expenses, real estate taxes, percentage rent, and other charges (collectively, “Additional Rent”) and all other rent or income (Fixed Rents, Additional Rent and all other rent or income, collectively, “Rents”) paid pursuant to Leases for the month in which the Closing occurs, shall be apportioned between Purchaser and Seller based upon the number of days during the month in which the Closing Date occurs that each party actually owned the Property. All other Rents will be apportioned in accordance with Section 8(b) hereof;

(ii) real estate taxes are to be prorated based on Section 8(c) hereof Sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to clause (i) above or (iii) below), vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, are to be apportioned in accordance with Section 8(c) hereof;

(iii) charges for all utilities and other due and unpaid operating expenses shall be paid by Seller (and apportioned if necessary) in accordance with Sections 8(d) hereof;

(iv) prepaid fees for licenses and other permits assigned to Purchaser at the Closing (which cover any period after the Closing);

(v) any amounts prepaid or payable by the owner of the Property under Contracts (if any) which are expressly to be assumed by Purchaser at Closing;

(vi) all other operating expenses with respect to the Premises to the extent such matters are customarily apportioned in connection with real estate closings of commercial properties located in Orlando, Florida; and

(vii) all Seller Capital Improvements/Repairs (as defined in Section 10(c)), based upon the number of days of the projected useful life of such Seller Capital Improvements/Repairs that each party actually owned the Property.

(b) If, on the Apportionment Date, there are any past due Rents owing by any tenant for any period through the Apportionment Date, Purchaser shall use its commercially reasonable efforts to collect the same after the Closing Date (provided Purchaser shall not be obligated to institute legal proceedings against any tenant with regard to the same, but Seller shall retain its right to institute legal proceedings against such tenant in the event payment has not been received within thirty (30) days after Closing). Any Rent received (net of Purchaser’s reasonable costs of collection) from any tenant after the Closing Date shall be applied in the following order of priority: (A) first, to current Rent, (B) second, to Rent arrearages with respect to the month in which the Closing Date occurs (subject to apportionment pursuant to Section 8(a) above), (C) third, to Rent arrearages with respect to the period prior to the month in which the Closing Date occurs, (D) fourth, to Rent arrearages with respect to the period following the month in which the Closing Date shall occur, and (E) all other Rent collected shall belong to Purchaser, provided, however, if any Rent payment is specifically marked as payment for a particular month during which Seller owned the Property and (x) such tenant’s Rent was, in fact, in arrears for such month and (y) Seller has not received Rent from said tenant for such month pursuant to this Section 8(b), then such Rent payment shall belong to Seller (and if said Rent payment is made by check payable to Purchaser, Purchaser shall endorse the check and promptly deliver the same to Seller). Any Rents received directly or indirectly by Seller or Purchaser following the Closing Date which are the property of the other, shall be paid to the other within five (5) business days following receipt thereof.

(c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated at the actual tax rate payable (taking into account any available discounts) and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

(d) Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, gas, steam, sewer, water bills, trash removal bills, and janitorial and maintenance service bills (collectively, “Utilities”) relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller after the same have been determined. Seller shall attempt to have all utility meters read as of the Closing Date. Seller shall promptly pay all unpaid bills, which obligation shall survive Closing and the delivery of the deed. Seller shall further attempt to obtain from the provider of same, all other service statements and bills of account.

(e) Intentionally deleted.

(f) Purchaser shall pay to Seller at Closing all sums held in reserve or escrow accounts under the Existing Loan, including without limitation reserve accounts to pay for real property taxes, casualty insurance, capital repairs and replacements and similar items, Interest payments relating to the Existing Loan for the month in which the Closing occurs shall be prorated at Closing.

(g) At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 3 hereof, as applicable. Within ninety (90) days following the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefore within ten (10) business days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto, except to the extent that any such determinations are not able to be finally determined until a later date (such as Additional Rent and Property Taxes) or are expressly subject to a longer survival period hereunder, Seller and Purchaser agree that any items which are not capable of being determined at the time the Final Closing Statement shall be determined and paid in the manner set forth in the Final Closing Statement. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files and ledgers) information and data with respect to the Property during normal business hours upon reasonable advance notice in order to make the preliminary and final adjustments and prorations provided for herein.

(h) The provisions of this Section 8 shall survive the Closing and the delivery of the deed.

9. PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Premises) owned or leased by any tenant or by any managing agent, leasing agent, contractor, or employee at the Premises shall not be included in the Property to be sold to Purchaser hereunder.

10. COVENANTS; PRECLOSING RIGHTS AND OBLIGATIONS OF SELLER.

(a) From the date of this Agreement until the Closing Date, Seller shall:

(i) maintain in full force and effect the casualty insurance policies currently in effect with respect to the Premises, or policies providing similar coverage, subject to customary exceptions at the time of renewal or issuance, which, without limitation, may not insure against acts of terrorism, war (declared or undeclared), or the like, and shall deliver to Purchaser, upon request, reasonable evidence of same including certificates of such insurance;

(ii) operate and manage the Property in a manner, and subject to applicable law, consistent with current practice; provided, however, Seller shall not be obligated to (x) perform any capital improvements or capital repairs at the Property or (y) cure any violations which affect the Property; and

(iii) notify Purchaser of any material changes discovered by Seller to the representations or warranties made by Seller in Section 13(b).

(b) After the Due Diligence Expiration Date, Seller shall not except as permitted herein, without Purchaser’s prior approval (which approval may not be unreasonably withheld, conditioned or delayed):

(i) terminate, materially amend or materially modify any existing Lease, or enter into any new Lease for space at the Premises (other than the termination of any Lease as a result of the tenant’s default thereunder, or an amendment to reflect the exercise by a tenant of an existing expansion or renewal right), other than, in accordance with Seller’s current practice and on market rates;

(ii) amend or modify (other than non-material amendments or modifications, or amendments and/or modifications which do not survive the Closing) or renew any of the Contracts; or

(iii) enter into any new Contracts which survive the Closing and the delivery of the deed.

(c) Prior to Closing, Seller shall have the right to make (A) capital improvements or capital repairs required by law, or (B) capital improvements or capital repairs which may be required in the event of an emergency to preserve the Property (collectively, “Seller Capital Improvements/Repairs”) without Purchaser’s prior approval. In the event that Seller deems it necessary to perform a Seller Capital Improvement/Repairs, Seller shall use commercially reasonable efforts to notify Purchaser of such Seller Capital Improvement/Repair as soon as practicable. In the event Seller elects to perform a Seller Capital Improvements/Repairs, then the cost of such Seller Capital Improvements/Repairs shall be prorated between Seller and Purchaser in accordance with Section 8 above, provided that, in the event that Seller intends to make any Seller Capital Improvements/Repairs for which Purchaser’s apportioned share would exceed $250,000.00, the cost of such Seller Capital Improvements/Repairs shall be the responsibility of Seller.

(d) At the Closing, Seller (i) shall transfer or cause to be transferred to Purchaser the security deposits then held by Seller and not applied to defaults or returned to tenants as above provided, or (ii) at Seller’s election, credit Purchaser for any security deposits then held by Seller and not transferred to Purchaser.

(e) Whenever in this Agreement Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within three (3) business days after receipt of Seller’s request therefore, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said three (3) business day period, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have approved same.

(f) The provisions of this Section 10 shall survive the Closing and the delivery of the deed.

11. CONDITIONS PRECEDENT TO CLOSING.

(a) Purchaser’s obligation to close the transactions hereunder shall be subject to the satisfaction of the following conditions precedent, provided that Purchaser, at its election, upon written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(i) Seller shall have executed and delivered to Purchaser all of the documents required of Seller under this Agreement.

(ii) The Title Company is ready, willing and able to issue to Purchaser an owner’s title policy for the Premises, subject only to the Permitted Encumbrances, and as required pursuant to the terms and conditions of this Agreement.

(iii) Seller shall have performed all of its material covenants, agreements and obligations under this Agreement.

(iv) All of Seller’s representations and warranties set forth in Section 13(b) of this Agreement shall be true and correct in all material respects; provided, however, that it shall not be deemed a failure of a condition to Closing under this Section (and shall also not be deemed a default by Seller) if any such representations or warranties (which were true when made) have become untrue after the date hereof due to any reason that was not caused by an act or omission to act of Seller (which act or omission violates the express terms of this Agreement).

(v) Existing Lender shall have approved the assumption of the Existing Indebtedness by Purchaser.

(b) Seller’s obligation to close the transactions hereunder shall be subject to the satisfaction of the following conditions precedent, provided that Seller, at its election, upon written notice delivered to Purchaser at or prior to the Closing, may waive all or any of such conditions:

(i) Purchaser shall have executed and delivered to Seller all of the documents required of Purchaser under this Agreement.

(ii) Purchaser shall have performed all of its material covenants, agreements and obligations tinder this Agreement.

(iii) Purchaser shall have delivered to Seller the balance of the Purchase Price and the Escrow Agent shall have delivered to Seller the Deposit.

(iv) Existing Lender shall have approved the assumption of the Existing Indebtedness by Purchaser and shall have released Seller and its guarantor from and after the Closing from all of Seller’s and its guarantor’s obligations under the Loan Documents.

(c) Purchaser acknowledges that Seller does not guarantee the satisfaction of the conditions precedent listed in this Section 11 and that Seller’s failure to satisfy such conditions (for any reason other than Seller’s bad faith) shall not be deemed to be a default hereunder but rather, same shall merely be a failure of a condition to Closing, in which event Purchaser’s sole remedy shall be to terminate this Agreement and receive a refund of the Deposit. Further, at Seller’s election, Seller shall be permitted to extend the Closing Date for any period of time up to thirty (30) days in order to satisfy any of the conditions set forth in Section 11 (a).

12. FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law. Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form attached hereto as Exhibit 3, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

13. REPRESENTATIONS AND WARRANTIES.

(a) Purchaser expressly acknowledges that, except as expressly set forth in this Agreement and in the documents executed at Closing, forms of which are set forth on the exhibits attached hereto, neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided any of the materials reviewed by Purchaser in conducting its due diligence, nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller, and all of the other parties described in the preceding portions of this sentence (other than Purchaser) shall. be referred to herein collectively as the “Exculpated Parties”) has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to the Leases, the Contracts, the Personalty, the Property, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Property therewith, the revenues and expenses generated by or associated with the Property, or otherwise relating to the Property, or the transactions contemplated herein. Purchaser further acknowledges that except as specifically provided in Section 1.3(b) herein, all materials which have been provided by any of the Exculpated Parties have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness, and Purchaser shall not have any recourse against Seller or any of the other Exculpated Parties in the event of any errors therein or omissions therefrom, unless such errors or omissions are caused by Seller’s fraud (as finally determined by a court of competent Jurisdiction beyond all applicable appeal periods), in which case such recourse shall be limited to actual damages suffered by Purchaser, but in no event shall Purchaser have any recourse for any consequential or punitive damages. Purchaser is acquiring the Property “As-Is” “Where-Is” based solely on its own independent investigation and inspection of the Property and not in reliance on any information provided by Seller, or any of the other Exculpated Parties, except for the representations expressly set forth herein.

(b) Seller hereby represents to Purchaser that the following are true and correct in all material respects as of the date hereof:

(i) Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation, and has or will have at Closing, all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

(ii) Subject to the accuracy of Purchaser’s representations and warranties contained herein, and subject to Purchaser’s performance of its obligations contained herein, the consummation of the sale of the Property to Purchaser will convey to Purchaser fee simple marketable title to the Premises and title to all of Seller’s right, title and interest in, to and under the Property other than the Premises, in each case free and clear of all liens, pledges, mortgages, encumbrances or security interests of any kind other than the Permitted Encumbrances.

(iii) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Seller, including, without limitation, the United States of America, the state of Delaware, or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party, or by which Seller is bound or affected, which would prevent Seller from performing its obligations pursuant to this Agreement.

(iv) To the best of Seller’s knowledge, except as set forth on Schedule H attached hereto, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or at law or in equity affecting the Property or Seller, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would adversely affect the Property or prevent Seller from performing its obligations pursuant to this Agreement.

(v) Attached hereto as Schedule F is a complete copy of the rent roll for the Property dated as of May 31, 2003 (the “Rent Roll”). To Seller’s knowledge, there are no material monetary defaults by the tenants under the Leases set forth on the Rent Roll beyond any applicable notice, grace and cure periods, which remain uncured other than as set forth on the delinquency report delivered to Purchaser dated as of May 31, 2003 (the “Delinquency Report”).

(vi) Attached hereto as Schedule G is a true, correct and complete list of the Contracts in effect as of the date hereof, including, without limitation, all amendments, modifications or agreements pertaining thereto, and Seller shall deliver to Purchaser a true, correct and complete copy of such Contracts.

(vii) There are no condemnation or eminent domain proceedings pending, or to Seller’s knowledge, threatened against the Premises.

(viii) Seller shall deliver to Purchaser a true and complete copy of the loan documents listed on Schedule H (the “Loan Documents”) by and between Seller and Lehman Brothers Bank F5B (the “Existing Lender”) secured by the Premises in connection with the Existing Loan (as defined in Section 24 herein), including any amendments thereto.

(ix) The Loan Documents represent the complete agreement between Seller and Existing Lender as to all rights, liabilities and obligations of Seller and Existing Lender with respect to the Existing Loan in all material respects.

(x) The Loan Documents have not been cancelled, modified or amended, except as disclosed in writing to Purchaser.

(xi) The outstanding principal balance of the Existing Indebtedness on the date hereof is approximately $24,000,000.00.

(xii) To Seller’s knowledge, there are no monetary defaults or material non-monetary defaults by Seller under the Loan Documents beyond any applicable notice, grace and cure periods, which remain uncured, and Seller shall continue to make any payments as required under the Loan Documents until the Closing Date.

(xiii) The principal place of business for both Seller and Master Tenant (as hereinafter defined) is the address of the Premises.

(c) All of the representations and warranties contained in Section 13(b) shall survive the Closing and the delivery of the deed for one hundred eighty (180) days following the Closing Date, except that the representations contained in clauses 13(b)(i) and (iii) shall survive the Closing and the delivery of the deed for one (1) year following the Closing Date. Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the date which is one hundred eighty (180) days, or one (1) year as the case may be, following the Closing Date unless, prior to the end of such period, Purchaser shall have delivered written notice to Seller alleging that Seller was in breach of such representation or warranty when made, which notice shall contain the details of such allegation, and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”).

(d) If Purchaser shall have timely commenced a Proceeding, and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of a representation or warranty as of the date made, and (2) Purchaser suffered actual damages (as distinguished from consequential damages) (the “Damages”) by reason of such breach, and (3) Purchaser did not have actual or constructive knowledge of such breach on or prior to the Closing Date, then Purchaser shall be entitled to receive an amount equal to its Damages. Notwithstanding the foregoing, in no event shall Purchaser be entitled to sue, seek, obtain or be awarded Damages from Seller, unless and until the aggregate amount of Damages for which the Seller is obligated to indemnify Purchaser exceeds the sum of Twenty Five Thousand and 00/100 Dollars ($25,000.00) (the “Base Amount”), whereupon Seller shall be liable to the Purchaser for all Damages accruing above the

Base Amount; provided that, in connection with (i) any and all breaches of the representations and warranties of Sellers hereunder, or (ii) liability of Seller under any of the closing documents (except as otherwise expressly provided therein) or any other liability of Seller hereunder which survives the Closing, in no event shall Seller be liable to Purchaser for, nor Purchaser be entitled to receive, an amount in excess of FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($500,000.00) (“Seller’s Maximum Liability.”) Notwithstanding the foregoing, in the event only that Purchaser has suffered Damages as a result of fraud (as finally determined by a court of competent jurisdiction beyond all applicable appeal periods) by Seller, such Damages shall not be limited to Seller’s Maximum Liability.

(e) For the purposes of this Agreement the term “to Seller’s knowledge,” and similar terms, shall be limited to the actual knowledge of F. Jonathan Dracos (the “Seller Knowledge Party”). The knowledge of others shall not be imputed to the Seller Knowledge Party. No other investigation, review or inquiry of any persons, or other action shall be required of the Seller Knowledge Party, except that the Seller Knowledge Party shall make due inquiry of Heather Mutterperl. The parties hereby agree that recourse under this Agreement is limited to Seller and no claim will be made against F. Jonathan Dracos individually or in his capacity as the Seller Knowledge Party or against Heather Mutterperl.

(f) Notwithstanding the foregoing, if any time prior to the Closing Date Purchaser, or Purchaser’s Representatives obtain knowledge that any of Seller’s representations or warranties were untrue when made (in any material respect), or if Seller has delivered or made available to Purchaser information with respect to the Property, and such information is inconsistent with any of the representations and warranties herein and/or indicate that any such representations or warranties were not true when made (in any material respect), Purchaser shall be deemed to have knowledge of such misrepresentation, and that Purchaser’s sole remedy thereto shall be to terminate this Agreement and receive a refund of the Deposit (thereby waiving all rights to seek and recover Damages against the Seller), and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof; and if notwithstanding such breach of a representation, Purchaser elects to close the transactions contemplated by this Agreement, Purchaser shall be deemed to have waived its rights to recover Damages from Seller following the Closing.

(g) Purchaser represents and warrants to Seller as of the date hereof that:

(i) Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has tile requisite power and authority to carry on its business in the state of Delaware as it is now being conducted.

(ii) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(iii) No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the best of Purchaser’s knowledge, threatened, at law or in equity, against Purchaser before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from performing its obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Purchaser, an adverse decision in which might, or which judgment, decree or order does, adversely affect Purchaser’s ability to perform its obligations pursuant to, or Seller’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby.

(iv) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the state of Delaware, or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected, which would prevent Purchaser from performing its obligations pursuant to this Agreement.

(h) All of the representations and warranties contained in Section 13(g) shall survive the Closing and the delivery of the deed for one hundred eighty (180) days following the Closing Date, except that the representations contained in clauses 13(g)(i) and (iv) shall survive the Closing and the delivery of the deed for one (1) year following the Closing Date.

(i) From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement (if any) and any Environmental Laws to require Seller to remediate or “clean up” the Premises, including without limitation. Purchaser’s rights under CERCLA or any analogous state laws. “Environmental Laws” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or, hereinafter enacted, promulgated or issued, with respect to any hazardous materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the tens shall encompass each of the following statutes, and regulations, order, decrees, permits, licenses and deed restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C., and 42 U.S C. Section 9601 et seq.) (“CERCLA”); (ii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (ix) the Superfund

Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 TJ. S.C, Section 1101 et seq.); (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (xii) the Occupational Safety & Health Act. (29 U.S.C. Section 655 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (xiv) the Noise Control Act (42 U.S.C. Section 4901 et seq.); and (xv) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.).

(j) The provisions of this Section 13 shall survive the Closing and the delivery of the deed, but, in the case of the representations and warranties set forth in Sections 13(b), such survival shall be limited to the extent set forth therein.

14. DAMAGE AND DESTRUCTION.

(a) If all or any part of the Premises is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date (and not caused by the negligence of Purchaser, the Purchaser Representatives, and/or any of the their affiliates), whether or not such damage affects a material part of the Premises, then:

(i) if the estimated cost of repair or restoration is less than or equal to TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00) neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage except as set forth in the next sentence. In such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty and rent loss insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of said physical damage or destruction as shall be necessary to perform repairs to the Premises and/or to rebuild the Premises to substantially the same condition as it existed prior to the occurrence of such fire or other casualty.

(ii) if the estimated cost of repair or restoration. exceeds TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00), Purchaser shall have the option, exercisable within ten (10) business days after receipt of notice of the occurrence of such fire or other casualty (but in no event later than the Closing Date), TIME BEING OF THE ESSENCE, to terminate this Agreement by delivering written notice thereof to Seller, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof, If a fire or other casualty described in this clause (ii) shall occur, and Purchaser shall have failed to timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage and, in such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of said physical damage or destruction as shall be necessary to perform repairs to the Premises and/or to rebuild the Premises to substantially the same condition as it existed prior to the occurrence of such fine or other casualty.

(b) The estimated cost to repair and/or restore, as contemplated in subsection (a) above, shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of same and the provisions of Section 1.4(c) below.

(c) Any disputes under this Section 14 as to the cost of repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association, provided that, if Seller and Purchaser fail to agree on an arbitrator within five (5) days after a dispute arises, then either party may request the American Arbitration Association to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of multi-family buildings in Orlando, Florida. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

(d) The provisions of this Section 14 shall survive Closing.

15. CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Seller shall receive an official notice from any Governmental authority, having eminent domain power over the Premises, of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”) then:

(i) if such Taking involves less than or equal to ten percent (10%) of the rentable area of the Premises as determined by an independent appraiser chosen by Seller (subject to Purchaser’s review and reasonable approval and the provisions of Section 15(b) below), and does not materially adversely affect access to the Premises, or cause the Premises to be in violation of applicable zoning laws or parking requirements (which cannot be cured prior to, or in a reasonable time after Closing) neither party shall have any right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said Taking, provided, however, that Seller shall, on the Closing Date (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taping less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking, provided that, in each case, Seller shall not incur any expenses in connection with a Taking from and after the Due Diligence Expiration Date without the prior consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) if such Taking involves more than ten percent (10%) of the rentable area of the Premises as determined by an independent appraiser chosen by Seller (subject to Purchaser’s review and reasonable approval and the provisions of Section 1.5(b) below), or does materially adversely affect access to, or parking for, the Premises, Purchaser and Seller shall have the option, exercisable within ten (10) days after receipt of notice of such Taking, TIME BEING OF THE ESSENCE, to terminate this Agreement by delivering written notice thereof to the other party, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no: further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement; which are expressly provided to survive the termination hereof: If a Taking described in this clause (ii) shall occur and neither party hereunder shall have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(b) Any disputes under this Section 15 as to whether the Taking involves more than ten percent (10%) of the rentable area of the Premises, or whether such Taking materially adversely affects access to the Premises, or causes the Premises to be in violation of applicable zoning laws or parking requirements, shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association to designate an arbitrator. Such, arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of multi-family buildings in Orlando, Florida. The determination of the arbitrator shall be conclusive and binding upon both parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

16. BROKERS AND ADVISORS.

(a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each an “Advisor”) in connection with this Agreement or the transactions contemplated hereby, Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements, including without limitation those incurred in all bankruptcy and probate proceedings) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

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(b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Advisor in connection with this Agreement or the transactions contemplated hereby, other than Apartment Realty Advisors, which shall be paid by Seller pursuant to a separate written agreement. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements. including without limitation those incurred in all bankruptcy and probate proceedings) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 16 shall survive the termination of this Agreement or the Closing.

17. TRANSFER TAXES AND RECORDING CHARGES; OTHER COSTS.

(a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns for transfer taxes, recordation taxes, documentary stamp taxes, fees, and other similar taxes or fees (collectively, “Transfer Taxes”) typically payable in connection with the conveyance of the Property to Purchaser.

(b) Purchaser shall be responsible for the payment of (i) any Transfer Taxes (ii) Purchaser’s legal fees, (iii) any third party professional and consulting fees, (iv) 50% of any escrow fees, (v) 100% of the cost of the Commitment, owners title policy, and any lender’s title policy, (vi) 100% of the cost of all endorsements, extended coverage, or upgrades to Purchaser’s title insurance policy, (vii) the cost of the Updated Survey, and (viii) 100% of Existing Lender’s costs and fees (including attorneys’ fees) and any other costs and fees payable in connection with Purchaser’s assumption of the Existing Indebtedness.

(c) Seller shall be responsible for the payment of (i) Seller’s legal fees, and (ii) 50% of any escrow fees.

(d) The provisions of this Section 17 shall survive the Closing and the delivery of the deed.

18. DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Seller’s Documents and Deliveries: On the Closing Date, if not previously delivered to, or not in the possession or control of Purchaser, Seller shall deliver or cause to be delivered to Purchaser and/or the Title Company (as applicable) the following:

(i) A duly executed Special Warranty Deed, in customary and recordable form for real estate transactions in Orlando, Florida;

(ii) A duly executed Bill of Sale in the form attached hereto as Exhibit 5, conveying the Personalty to the Purchaser;

(iii) A duly executed certification as to Seller’s non-foreign status, if appropriate, in the form attached hereto as Exhibit 3;

(iv) A letter to the tenants under the Leases in the form attached hereto as Exhibit 6;

(v) Originals or, if unavailable, true, correct and complete copies, of the Leases and Contracts then in effect to the extent in Seller’s possession;

(vi) Originals or, if unavailable, true, correct and complete copies, of the specifications, technical manuals and similar materials for the Premises to the extent same are in Seller’s possession;

(vii) Originals or, if unavailable, true, correct and complete copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Premises, to the extent in Seller’s possession;

(viii) Keys and combinations in Seller’s possession relating to the operation of the Premises;

(ix) The cash security deposits held by Seller as security under the Leases to the extent provided for in, and pursuant to, Section 10(d), but only to the extent the same have not been applied in accordance with the Leases or returned to tenants and relate to tenants occupying space in the Premises on the Closing Date pursuant to Leases then in effect (the “Transferred Security Deposits”);

(x) An owner’s affidavit substantially in the form attached hereto as Exhibit 7; and

(xi) Such other documents as may reasonably be requested by the Title Company, in a form reasonably acceptable to Seller, provided Seller shall incur no additional cost or expense in connection therewith.

Seller shall be deemed to have delivered the items set forth in clauses (vii) (unless Purchaser shall request no later than two (2) business days prior to Closing that same be delivered to Purchaser or the Title Company), (viii), (ix), and (x) above if the same are left in the Building management office on the Closing Date.

(b) Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(i) The balance of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 8, in the manner required under this Agreement;

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(ii) Letter of Direction from Purchaser directing Escrow Agent to pay the Purchase Price and all other amounts due at Closing, or thereafter in accordance with the provisions of this Agreement, to Seller or any other person as Seller shall designate; and

(iii) Any other documents required in connection with the transactions contemplated by this Agreement (including but not limited to, the Assumption Documents), or reasonably required by the Title Company.

(c) Jointly Executed Documents. Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

(i) Any transfer tax returns required under any tax laws applicable to the transactions contemplated herein;

(ii) An Assignment and Assumption of Leases and Contracts in substantially the form attached hereto as Exhibit 8;

(iii) A General Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 9;

(iv) The Preliminary Closing Statement; and

(v) Any other affidavit, document or instrument required to be delivered by Seller or Purchaser pursuant to the terms of this Agreement.

19. CLOSING DATE.

(a) The closing of the transactions contemplated hereunder (the “Closing”) shall occur at 10:00 a.m., on or before August 6, 2003, or such earlier date as may be requested by Purchaser upon five (5) business days’ prior written notice to Seller. or such other date as Seller and Purchaser may mutually agree upon (the “Scheduled Closing Date”). The date which the Closing shall actually occur, be it on the Scheduled Closing Date, or the date Seller, sets for the Closing if Seller shall elect to adjourn this date pursuant to Section 7, and/or Section 11, and/or Section 24, shall be referred to herein as the “Closing Date.”

(b) Any wire transfers of the Purchase Price, pursuant to Section 3(a), must be received by 4:00 p.m. (Eastern) on the Closing Date. TIME IS OF THE ESSENCE as to the Purchaser’s obligation to wire the funds to Seller (or, if applicable, to Seller’s designated parties), and to close the transactions contemplated hereunder on or before 2:00 p.m. Eastern Standard Time on the Closing Date. The Closing shall occur at Seller’s option either (a) at the offices of the Escrow Agent, or (b) though an escrow with the Title Company on terms acceptable to the parties and customary for real estate closings in Orlando, Florida, it being understood that if the Closing shall occur through an escrow with the Title Company, neither Purchaser nor Seller nor their respective counsel need be physically present at the Closing so long as (1) all documents described in Section 18 or elsewhere herein that are required to be delivered at Closing are fully executed, delivered in escrow and available on the date of Closing; (ii) any authorized signatory of the affected party is available either in person or by telephone and facsimile at Closing, and (iii) all necessary Closing funds have been wire transferred to the Escrow Agent on or prior to Closing.

20. NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that a copy shall be delivered by the next business day, by a national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Seller:

Fountain Ponds, LLC

c/o Investcorp Properties Limited

280 Park Avenue, 37th Floor

New York, New York 10017

Attn: F. Jonathan Dracos

Facsimile: (212) 983-7073

Telephone: (212) 599-4700

with copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attn: Eric Landau, Esq.

Facsimile: (212) 319-4090

Telephone: (212) 319-6843

If to Purchaser:

Bresler & Reiner, Inc.

1140 Rockville Pike, Suite 620

Rockville, MD 20852

Attn: Mr. Sidney M. Bresler

Facsimile: (301) 945-4301

Telephone: (301) 945-4300

with copy to:

Shaiman, Drucker, Beckman & Sobel, LLP

1845 Walnut Street

Philadelphia, PA 19103

Attn: S. Laurence Shaiman, Esq.

Facsimile: (215) 972-0048

Telephone: (215) 972-0020

If to Escrow Agent or Title Company:

Baker & Hostetler LLP

200 South Orange Avenue

Suntrust Center, Suite 2300

P.O. Box 112

Orlando, Florida 32802

Attn: Karen Stredronsky, Esq.

Facsimile: (407) 841-0168

Telephone: (407) 649-4025

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date when received or refused as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt (if followed by overnight delivery service as provided above). A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 20, additional or substituted parties to whom Notices should be sent hereunder. A Notice which is delivered after 5:00 p.m. (Eastern) shall be deemed delivered on the next business day.

21. DEFAULT BY PURCHASER OR SELLER.

(a) If Purchaser defaults in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other material obligations to be performed on or before the Closing Date, Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller validly terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller’s ability to (i) retain the Deposit and/or (ii) sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then the named Purchaser (and any permitted assignee of Purchaser’s interest hereunder) shall also be liable for all loss, cost, damage, liability or expense

(including, without limitation, reasonable attorneys’ fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser.

(b) If (x) Seller defaults in any of its material obligations to be performed on the Closing Date or (y) Seller materially defaults in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y) only, such default caused actual material damages to Purchaser and continues for ten (10) business days after written notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of counsel) shall have the right, subject to the other provisions of this Section 21(b), (i) to seek to obtain specific performance of Seller’s obligations hereunder (it being expressly acknowledged by Purchaser that the remedy of specific performance is an appropriate remedy in the event of a default by Seller under this Agreement), provided that any action for specific performance shall be commenced within thirty (30) days after such default or (ii) to receive a return of the Deposit and terminate this Agreement, it being understood that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, Purchaser’s sole remedy shall be to receive a return of the Deposit and terminate this Agreement. Upon such return and delivery of the Deposit, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof Purchaser shall have no right to seek specific performance if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation or other legal requirement applicable to Seller.

(c) In the event either party hereto is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorney’s fees and expenses, incurred in connection with such litigation, including without limitation those incurred in all bankruptcy and probate proceedings.

(d) The provisions of this Section 21 shall survive the termination hereof.

22. 1031 EXCHANGE.

Seller and/or Purchaser may effect a tax-free exchange (each, an “Exchange”) in accordance with Section 10.31 of the Internal Revenue code of 1986, as amended, which Exchange will involve an exchange of another property or properties, and the Premises, so long as same does not postpone the Closing Date. Seller and Purchaser agree to accommodate the other party by participating in the Exchange provided that (a) neither Purchaser nor Seller shall incur any cost, expense or liability in connection with the other party’s Exchange, (b) Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with Seller’s Exchange, (c) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with Purchaser’s Exchange, and (d) every Exchange is carried out in accordance with all applicable laws and all documentation concerning the

Exchange shall be reasonably satisfactory in all respects to the other party and its respective attorneys, (e) the Exchange does not adversely affect the other party in any material respect, regarding the terms and conditions of the transaction, and (f) the Exchange does not have an adverse effect on title set forth in this Agreement. The terms and provisions of this Section 22 shall survive the Closing and the delivery of the deed.

23. MISCELLANEOUS.

(a) Whenever in this Agreement it is provided that Purchaser’s successors and/or transferees and/or assignees shall have any rights or obligations, such phrase shall be deemed to include all designees of Purchaser as well as all of the transferees, successors and assigns of Purchaser and such designees.

(b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument. Faxed signatures of this Agreement or any amendments hereto shall be accepted by the parties hereunder.

(c) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(d) The following provisions govern any actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

(e) Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

(f) In no event shall any officer, director, limited partner, shareholder, agent or employee of Purchaser or Seller or its respective partners be personally liable for any of the obligations of Purchaser or Seller, respectively, under this Agreement or otherwise.

(g) This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement.

(h) This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser.

(i) No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(j) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

(k) The headings of the various sections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(l) This Agreement shall be governed by the laws of the State of Florida without giving effect to conflict of laws principles thereof.

(m) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns, provided, however, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may succeed to Purchaser’s interest in the Property or this Agreement after the Closing Date.

(n) Purchaser shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s consent thereto, provided, however, that the Purchaser named herein shall have the one-time right to assign this Agreement to a Controlled Affiliate (as defined below) without the consent of Seller. “Controlled Affiliate” shall mean any entity (i) controlled by Purchaser and (ii) the majority of the beneficial interests in which are owned, directly or indirectly, by Purchaser, in each case as of the date of the assignment and the Closing Date. “Controlled by” means the power and authority to direct the business and affairs of the assignee by reason of the ownership of a majority of the beneficial interests in such assignee, by contract or otherwise. Any such assignment shall be conditioned upon Purchaser delivering to Seller an executed original of the assignment and assumption agreement wherein the assignee assumes all of the obligations of the Purchaser named herein and proof reasonably satisfactory to Seller that the assignee constitutes a “Controlled Affiliate.” In the event that Purchaser assigns this Agreement to a Controlled Affiliate, such Controlled Affiliate shall be deemed the Purchaser for the purposes of this Agreement. Notwithstanding the foregoing, or that Seller may consent to air assignment or transfer of this Agreement, no such assignment or transfer shall relieve the Purchaser named herein of any of its obligations hereunder which accrued prior to the date of such assignment, nor any of the obligations contained in Section 4.

(o) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto which may be withheld in Seller’s sole discretion.

(p) This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.

(q) The parties hereto agree to submit to personal jurisdiction in the State of Florida in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of Florida.

(r) SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

(s) The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction which is that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto.

(t) The provisions of this Section 23 shall survive the Closing and the delivery of the deed or the termination hereof.

24. FINANCING.

(a) Seller is the borrower of a certain mortgage loan (the “Existing Loan”) made by Existing Lender to Seller on December 27, 2002 in the original principal amount of $24,600,000.00 (the “Existing Indebtedness”), which Existing Indebtedness is secured by, inter alia, a first mortgage lien on the Property. As provided in Section 3 herein, Seller and Purchaser have agreed that a portion of the Purchase Price in the amount of the outstanding principal balance thereof shall be paid by Purchaser assuming from Seller the Existing Indebtedness.

(b) As soon as practical after the execution of this Agreement, but no later than June 16, 2003, Purchaser shall (i) request the approval of Existing Lender to the assumption of the Existing Indebtedness by Purchaser and release of Seller and the current guarantor of the Existing Indebtedness therefrom as more fully set forth below, (ii) deliver to the Existing Lender such documentation as may be requested by the Existing Lender in order to process such request, and (iii) shall pay to Existing Lender all application and transfer fees, or other costs or fees required by Existing Lender in order to process the request to assign to, and the assumption of the Existing Indebtedness by, Purchaser. Prior to the Due Diligence Expiration Date, Purchaser shall notify Seller (i) whether the Existing Lender has preliminarily approved the assumption by Purchaser of the Existing Loan, and (ii) Existing Lender’s conditions and requirements of such assignment and assumption. Purchaser covenants and agrees to use commercially reasonable efforts to (i) obtain Existing Lender’s consent to Purchaser’s assumption of the Existing Indebtedness (the “Lender Consent”), and documentation reasonably agreeable to the Existing Lender, Seller and Purchaser regarding the assumption of the Existing Indebtedness (the “Assumption Documents”), (ii) keep Seller apprised on a regular basis of its efforts, and (iii) provide Seller with copies of the Lender Consent, if given in writing, or confirmation thereof in writing if the Lender Consent is oral, including the terms and conditions of same.

(c) Seller hereby acknowledges and agrees to use commercially reasonable efforts to cooperate with Purchaser’s efforts under this Section 24, including, without limitation, supplying such documents or information, or taking such other actions reasonably requested by Purchaser and/or the Existing Lender. If Existing Lender does not grant the Lender Consent, or the parties fail to agree on the Assumption Documents, on or prior to the Scheduled Closing Date, Seller may elect to extend the Scheduled Closing Date for a period of up to fifteen (15) days, and Seller shall give written notice to Purchaser of its intention to extend the Scheduled Closing Date, at least three (3) business days prior to the Scheduled Closing Date. If Seller does not so extend the Scheduled Closing Date, or if, within such extended period, the Lender Consent is not obtained, or the Assumption Documents are not agreed upon by all the parties thereto, then this Agreement shall be deemed terminated, whereupon the Escrow Agent shall deliver the Deposit to Purchaser, and neither party hereto shall have any further rights or obligations hereunder except for those which expressly survive the termination of this Agreement. If within such extended period the Lender Consent, and the Assumption Documents are fully negotiated and reasonably acceptable to all parties thereto (the “Loan Approval Date”), the Closing shall occur no later than ten (10) days after such Loan Approval Date.

(d) Seller and Purchaser hereby expressly agree that it shall be a condition precedent to Seller’s obligation to close the transactions contemplated hereunder that the Assumption Documents contain a release of Seller and its guarantor from and after Closing, from all of Seller and its guarantor’s obligations under the Loan Documents.

25. MASTER TENANT.

Purchaser hereby acknowledges that as of the date hereof, the Property is subject to that certain lease agreement (the “Master Lease”), dated as of December 27, 2002 between Seller, as master landlord, and Waterford Ponds, LLC, a Delaware limited liability company, as master tenant (the “Master Tenant”), as evidenced by that certain Memorandum of Lease between Seller and Master Tenant recorded in the Official Records Book 6725 Page 758, Public Records Orange County, Florida. The Master Lease provides that Master Tenant has leased and rented from Seller all of the possessory interests in the Property, including, but not limited to all rents aid profits derived from the Property Master Tenant hereby covenants and agrees that it will perform all of Seller’s obligations hereunder which Master Tenant has control over, or a right to control under the Master Lease. Master Tenant hereby waives its right under the Master Lease to purchase or assign a purchaser to purchase the Property. Seller and Master Tenant agree that as of the Closing Date, the Master Lease shall be terminated and that neither Purchaser nor any Controlled Affiliate shall have no liability whatsoever thereunder.

26. DISCLOSURE.

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to person who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

FLORIDA LAW CONTAINS IMPORTANT, REQUIREMENTS YOU MUST FOLLOW BEFORE YOU MAY FILE A LAWSUIT FOR DEFECTIVE CONSTRUCTION AGAINST A CONTRACTOR, SUBCONTRACTOR, SUPPLIER, OR DESIGN PROFESSIONAL FOR AN ALLEGED CONSTRUCTION DEFECT IN YOUR HOME. SIXTY DAYS BEFORE YOU FILE YOUR LAWSUIT, YOU MUST DELIVER TO THE CONTRACTOR, SUBCONTRACTOR, SUPPLIER, OR DESIGN PROFESSIONAL, A WRITTEN NOTICE OF ANY CONSTRUCTION CONDITIONS YOU ALLEGE ARE DEFECTIVE AND PROVIDE YOUR CONTRACTOR AND ANY SUBCONTRACTORS, SUPPLIERS, OR DESIGN PROFESSIONALS THE OPPORTUNITY TO INSPECT THE ALLEGED CONSTRUCTION DEFECTS AND MAKE AN OFFER TO REPAIR OR PAY FOR THE ALLEGED CONSTRUCTION DEFECTS. YOU ARE NOT OBLIGATED TO ACCEPT ANY OFFER MADE BY THE CONTRACTOR OR ANY SUBCONTRACTORS, SUPPLIERS, OR DESIGN PROFESSIONALS. THERE ARE STRICT DEADLINES AND PROCEDURES UNDER FLORIDA LAW.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

FOUNTAIN PONDS, LLC
a Delaware limited liability company

By:	/s/ F. Jonathan Dracos
Name: F. Jonathan Dracos
Title: Vice President

PURCHASER:

BRESLER & REINER, INC.,
a Delaware corporation.

By:	/s/ Sidney M. Bresler
Name: Sidney M. Bresler
Title: Chief Executive Officer

AGREED TO SOLELY WITH RESPECT

TO THE ESCROW PROVISIONS IN

SECTION 5 AND THE REAL ESTATE

REPORTING PERSON PROVISIONS OF

SECTION 23(E) HEREOF:

BAKER & HOFSTETLER LLP

By:	/s/ Karen Stedronsky
Name: Karen Stedronsky
Title: Partner

[SIGNATURE PAGE CONTINUES]

AGREED TO SOLELY WITH RESPECT TO THE PROVISIONS OF SECTION 25 HEREOF:

WATERFORD PONDS. LLC,
a Delaware limited liability company

By:	/s/ F. Jonathan Dracos
Name: F. Jonathan Dracos
Title: Vice President

SCHEDULE A

Definitions

1.	“Additional Deposit” shall have the meaning given to such term in Section 3(a)(ii) hereof.

2.	“Additional Rent” shall have the meaning given to such tern in Section 8(a)(i) hereof.

3.	“Advisor” shall have the meaning given to such term in Section 16(a) hereof.

4.	“Agreement” shall have the meaning given to such term in Preamble hereof.

5.	“Apportionment Date” shall have the meaning given to such teen in Section 8(a) hereof.

6.	“Assumption Documents” shall have the meaning given to such term in Section 24(b) hereof.

7.	“Base Amount” shall have the meaning given to such term in Section 13(d) hereof.

8.	“Building” shall have the meaning given to such term in the Recitals hereof.

9.	“CERCLA” shall have the meaning given to such team in Section 13(i) hereof.

10.	“Closing” shall have the meaning given to such term in Section 19(a) hereof.

11.	“Closing Date” shall have the meaning given to such term in Section 19(a) hereof.

12.	“Commitment” shall have the meaning given to such term in Section 7(a)(i) hereof.

13.	“Confidential Information” shall have the meaning given to such term in Section 4(f) hereof.

14.	“Contracts” shall have the meaning given to such term in Section 2(a) hereof.

15.	“Controlled Affiliate” shall have the meaning given to such term in Section 2 3 (n) hereof.

16.	“Controlled by” shall have the meaning given to such term in Section 2.3(n) hereof.

17.	“Damages” shall have the meaning given to such term in Section 13(d) hereof.

18.	“Delinquency Report” shall have the meaning given to such term in Section 13(b)(v) hereof.

19.	“Deposit” shall have the meaning given to such term in Section 3(a)(ii) hereof.

20.	“Due Diligence Expiration Date” shall have the meaning given to such term in Section 4(h) hereof.

Schedule A-1

21.	“Environmental Laws” shall have the meaning given to such term in Section 13(i) hereof.

22.	“Escrow Account” shall have the meaning given to such term in Section 5(a) hereof.

23.	“Escrow Agent” shall have the meaning given to such term in Section 3(a)(i) hereof.

24.	“Exchange” shall have the meaning given to such term in Section 22 hereof.

25.	“Exculpated Parties” shall have the meaning given to such term in Section 13(a) hereof.

26.	“Existing Indebtedness” shall have the meaning given to such term in Section 24(a) hereof.

27.	“Existing Lender” shall have the meaning given to such term in Section 13(b)(viii) hereof.

28.	“Existing Loan” shall have the meaning given to such term in Section 24(a) hereof.

29.	“Existing Survey” shall have the meaning given to such term in Section 7(a)(i) hereof.

30.	“Final Closing Statement” shall have the meaning given to such term in Section 8(g) hereof.

31.	“Fixed Rents” shall have the meaning given to such terra in Section 8(a)(i) hereof.

32.	“Initial Deposit” shall have the meaning given to such term in Section 3(a)(i) hereof.

33.	“Land” shall have the meaning given to such term in the Recitals hereof.

34.	“Leases” shall have the meaning given to such term in Section 2 hereof.

35.	“Lender Consent” shall have the meaning given to such term in Section 24(b) hereof.

36.	“Loan Approval Date” shall have the meaning given to such term in Section 24(c) hereof.

37.	“Loan Documents” shall have the meaning given to such term in Section 13(b)(viii) hereof.

38.	“Master Lease” shall have the meaning given to such term in Section 25 hereof.

39.	“Master Tenant” shall have the meaning given to such term in Section 25 hereof.

40.	“Monetary Lien” shall have the meaning given to such term in Section 7(a)(iii) hereof.

41.	“Monetary Lien Cap Amount” shall have the meaning given to such term in Section 7(a)(iii) hereof

42.	“Mortgages” shall have the meaning given to such term in Section 7(a)(iii) hereof.

Schedule A-2

43.	“Notices” shall have the meaning given to such term in Section 20 hereof.

44.	“Non-Objectionable Encumbrances” shall have the meaning given to such term in Section 7(a)(i) hereof.

45.	“Objection Period” shall have the meaning given to such term in Section 7(a)(i) hereof.

46.	“Permitted Encumbrances” shall have the meaning given to such term in Section 6(a) hereof.

47.	“Personalty” shall have the meaning given to such term in Section 2 hereof.

48.	“Preliminary Closing Statement” shall have the meaning given to such term in Section 8(g) hereof.

49.	“Premises” shall have the meaning given to such term in the Recitals hereof.

50.	“Proceeding” shall have the meaning given to such term in Section 13(c) hereof.

51.	“Property” shall have the meaning given to such teen in Section 2 hereof.

52.	“Property Taxes” shall have the meaning given to such term in Section 8(a)(ii) hereof.

53.	“Purchase Price” shall have the meaning given to such term in Section 3(a) hereof.

54.	“Purchaser” shall have the meaning given to such term in the Preamble hereof.

55.	“Purchaser Related Parties” shall have the meaning given to such term in Section 4(g) hereof.

56.	“Purchaser’s Confidential Information” shall have the meaning given to such term in Section 4(f) hereof.

57.	“Purchaser’s Representatives” shall have the meaning given to such term in Section 4(d) hereof.

58.	“RCRA” shall have the meaning given to such term in Section 13(i) hereof.

59.	“Rent Roll” shall have the meaning given to such teen in Section 13(b)(v) hereof.

60.	“Rents” shall have the meaning given to such term in Section 8(a)(i) hereof.

61.	“Scheduled Closing Date” shall have the meaning given to such term in Section 19(a) hereof.

62.	“Seller” shall have the meaning given to such term in the Preamble hereof.

63.	“Seller Capital Improvements/Repairs” shall have the meaning given to such term in Section 10(c) hereof.

Schedule A-3

64.	“Seller Knowledge Party” shall have the meaning given to such term in Section 1.3(e) hereof.

65.	“Seller Related Parties” shall have the meaning given to such term in Section 4(g) hereof.

66.	“Seller’s Maximum Liability” shall have the meaning given to such term in Section 13(d) hereof.

67.	“Seller’s Response Notice” shall have the meaning give to such term in Section 7(a)(ii) hereof.

68.	“Taking” shall have the meaning given to such teen in Section 15(a) hereof.

69.	“Termination Notice” shall have the meaning given to such term in Section 4(h) hereof.

70.	“Title Company” shall have the meaning given to such term in Section 7(a)(i) hereof.

71.	“Title Cure Notice” shall have the meaning given to such term in Section 7(a)(iv) hereof.

72.	“Title Cure Period” shall have the meaning given to such term in Section 7(a)(iv) hereof.

73.	“Title Objections” shall have the meaning given to such term in Section 7(a)(i) hereof.

74.	“Title Policy” shall have the meaning given to such term in Section 7(a)(i) hereof.

75.	“Transfer Taxes” shall have the meaning given to such term in Section 17(a) hereof.

76.	“Transferred Security Deposits” shall have the meaning given to such term in Section 18(a)(ix) hereof.

77.	“Updated Survey” shall have the meaning give to such term in Section 7(a)(i) hereof.

78.	“Utilities” shall have the meaning given to such term in Section 8(d) hereof.

Schedule A-4